Exhibit 99.1

i

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

1999 Restructuring Legislation	Legislation that restructured the electric utility industry in Texas to provide for competition

2003 Form 8-K	the Form 8-K of Energy filed December 10, 2004, which reclassifies the financial information reported in the 2003 Form 10-K to present the Pedricktown, New Jersey (power production) business as discontinued operations

2003 Form 10-K	Energy’s Annual Report on Form 10-K for the year ended December 31, 2003

Bcf	billion cubic feet

Commission	Public Utility Commission of Texas

EITF	Emerging Issues Task Force

EITF 02-3	EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”

EITF 98-10	EITF Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities”

Electric Delivery	refers to TXU Electric Delivery Company (formerly Oncor Electric Delivery Company), a subsidiary of US Holdings, or Electric Delivery and its consolidated bankruptcy remote financing subsidiary, TXU Electric Delivery Transition Bond Company LLC (formerly Oncor Electric Delivery Transition Bond Company LLC), depending on context

Energy	refers to TXU Energy Company LLC, a subsidiary of US Holdings, and/or its consolidated subsidiaries, depending on context

ERCOT	Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of various electricity systems within Texas

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC	Federal Energy Regulatory Commission

FIN	Financial Accounting Standards Board Interpretation

FIN 46	FIN No. 46, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51”

FIN 46R	FIN No. 46 (Revised 2003), “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51”

Fitch	Fitch Ratings, Ltd.

GWh	Gigawatt-hours

historical service territory	US Holdings’ historical service territory, largely in north Texas, at the time of entering competition on January 1, 2002

ii

Moody’s	Moody’s Investors Services, Inc.

MW	megawatts

NRC	United States Nuclear Regulatory Commission

price-to-beat rate	residential and small business customer electricity rates established by the Commission in the restructuring of the Texas market that are required to be charged in a REP’s historical service territories until January 1, 2005 or when 40% of the electricity consumed by such customer classes is supplied by competing REPs, adjusted periodically for changes in fuel costs, and required to be available to those customers until January 1, 2007

REP	retail electric provider

S&P	Standard & Poor’s, a division of The McGraw Hill Companies

Sarbanes-Oxley	Sarbanes – Oxley Act of 2002

SEC	United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”

SFAS 143	SFAS No. 143, “Accounting for Asset Retirement Obligations”

SFAS 150	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

SG&A	selling, general and administrative

TXU Business Services	TXU Business Services Company, a subsidiary of TXU Corp.

TXU Corp.	refers to TXU Corp., a holding company, and/or its consolidated subsidiaries, depending on context

TXU Gas	TXU Gas Company, a subsidiary of TXU Corp.

TXU Mining	TXU Mining Company LP, a subsidiary of Energy

TXU Portfolio Management	TXU Portfolio Management Company LP, a subsidiary of Energy

US	United States of America

US GAAP	accounting principles generally accepted in the US

US Holdings	TXU US Holdings Company, a subsidiary of TXU Corp.

iii

PART I. FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

TXU ENERGY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(millions of dollars)
Operating revenues	$1,957	$1,790

Costs and expenses:
Cost of energy sold and delivery fees	1,254	1,216
Operating costs	167	180
Depreciation and amortization	97	112
Selling, general and administrative expenses	145	143
Franchise and revenue-based taxes	26	27
Other income	(1)	(8)
Other deductions	20	2
Interest income	(2)	(2)
Interest expense and related charges	79	77

Total costs and expenses	1,785	1,747

Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	172	43

Income tax expense	54	7

Income from continuing operations before cumulative effect of changes in accounting principles	118	36

Loss from discontinued operations, net of tax benefit (Note 3)	(3)	(1)

Cumulative effect of changes in accounting principles, net of tax effect (Note 2)	—	(58)

Net income (loss)	$115	$(23)

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(millions of dollars)
Net income (loss)	$115	$(23)
Other comprehensive income (loss), net of tax effects:

Cash flow hedge activity-
Net change in fair value of derivatives (net of tax benefit of $31 and $42)	(58)	(78)
Amounts realized in earnings during the period (net of tax expense of $3 and $26)	5	49

Total	(53)	(29)

Comprehensive income (loss)	$62	$(52)

See Notes to Financial Statements.

TXU ENERGY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(millions of dollars)
Cash flows – operating activities:
Income from continuing operations before cumulative effect of changes in accounting principles	$118	$36
Adjustments to reconcile income from continuing operations before cumulative effect of changes in accounting principles to cash provided by operating activities:
Depreciation and amortization	115	128
Deferred income taxes and investment tax credits – net	23	7
Net gain from sale of assets	—	(6)
Net effect of unrealized mark-to-market valuations of commodity contracts	18	17
Changes in operating assets and liabilities	147	37

Cash provided by operating activities	421	219

Cash flows – financing activities:
Issuances of long-term debt	—	1,294
Retirements/repurchases of debt	—	(44)
Increase (decrease) in notes payable to banks	75	(282)
Net change in advances from affiliates	(243)	(1,337)
Distribution paid to parent	(175)	(200)
Decrease in note payable to Electric Delivery	—	(52)
Debt premium, discount, financing and reacquisition expenses	—	(23)

Cash used in financing activities	(343)	(644)

Cash flows – investing activities:
Capital expenditures	(35)	(59)
Nuclear fuel	(47)	—
Proceeds from sale of assets	—	13
Other	10	4

Cash used in investing activities	(72)	(42)

Cash contributions to discontinued operations	(2)	(2)

Net change in cash and cash equivalents	4	(469)

Cash and cash equivalents – beginning balance	18	603

Cash and cash equivalents – ending balance	$22	$134

See Notes to Financial Statements.

TXU ENERGY COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2004	December 31, 2003
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$22	$18
Advances to affiliates	532	289
Accounts receivable — trade	983	943
Inventories	348	386
Commodity contract assets	1,057	959
Other current assets	202	225

Total current assets	3,144	2,820

Investments	489	479
Property, plant and equipment — net	10,274	10,345
Goodwill	533	533
Commodity contract assets	134	121
Cash flow hedges and other derivative assets	36	88
Assets held for sale	55	59
Other noncurrent assets	122	127

Total assets	$14,787	$14,572

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Notes payable — banks	$75	$—
Long-term debt due currently	1	1
Accounts payable - trade:
Affiliates (principally Electric Delivery)	240	211
All other	842	712
Notes or other liabilities due Electric Delivery	13	13
Commodity contract liabilities	997	913
Accrued taxes	290	276
Other current liabilities	591	564

Total current liabilities	3,049	2,690

Accumulated deferred income taxes	1,936	1,966
Investment tax credits	357	360
Commodity contract liabilities	101	59
Cash flow hedges and other derivative liabilities	194	140
Notes or other liabilities due to Electric Delivery	424	424
Other noncurrent liabilities and deferred credits	1,240	1,342
Long-term debt, less amounts due currently	3,090	3,084
Exchangeable preferred membership interests, net of discount of $249 and $253	501	497
Liabilities held for sale	9	11

Total liabilities	10,901	10,573

Contingencies (Note 6)
Membership interests (Note 5):
Capital account	4,049	4,109
Accumulated other comprehensive loss	(163)	(110)

Total membership interests	3,886	3,999

Total liabilities and membership interests	$14,787	$14,572

See Notes to Financial Statements.

TXU ENERGY COMPANY LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

Description of Business — Energy is engaged in electricity generation, retail and wholesale energy sales, and hedging and risk management activities. Energy is currently managed as an integrated business; consequently, there are no reportable business segments.

Strategic Initiatives – As previously reported, on February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder has been reviewing the operations of TXU Corp. and has formulated certain strategic initiatives and continues to develop others.

Areas to be reviewed include:

•	Performance in competitive markets, including profitability in new markets

•	Cost structure, including organizational alignments and headcount

•	Management of natural gas price risk and cost effectiveness of the generation fleet

•	Non-core business activities

On April 26, 2004, TXU Corp. announced a series of transactions, as well as various performance improvement initiatives including:

•	Energy agreed to sell the assets of TXU Fuel Company, the gas transportation subsidiary of Energy, to Energy Transfer Partners, L.P. for $500 million in cash. As part of the transaction, Energy will have an eight-year transportation agreement with the new owner to transport gas to Energy’s generation plants. The transaction is expected to close on June 1, 2004, subject to review under the Hart-Scott-Rodino Act.

•	On April 26, 2004, TXU Corp. purchased from the holders all $750 million outstanding principal amount of Energy’s Exchangeable Preferred Membership Interests. Energy’s carrying amount of the security, which remains outstanding, is the $750 million principal amount less an approximate $249 million remaining unamortized discount.

•	Energy anticipates performance improvements as a result of various strategic initiatives, including reduced administrative support costs, increased base load (nuclear and coal-fired) generation plant output and improved operating results in markets outside the historical service territory. In the first quarter of 2004, Energy recorded a $17 million ($11 million after-tax) charge, reported in other deductions, consisting of $16 million for accrued severance benefits and $1 million in asset writedowns related to these initiatives.

The review of Energy’s operations and formulation of strategic initiatives is ongoing. The phases of the plan expected to result in unusual charges are anticipated to be largely completed within one year. Upon completion of each phase of the plan that will affect it, Energy expects to fully describe the actions intended to improve the financial performance of its operations.

Facility Closings — On March 29, 2004, Energy announced it will permanently retire eight gas-fired operating units due to electric industry market conditions in Texas. Energy will also temporarily close four other gas-fired units and place them under evaluation for retirement. The 12 units represent a total of 1,471 MW, or more than 13 percent, of Energy’s gas-fired generation capacity in Texas. A majority of the 12 units were designated as “peaking units” and operated only during the summer for many years and have operated only sparingly during the last two years. Most of the units were built in the 1950s. Energy also determined that it will close its Winfield North Monticello lignite mine in Texas later this year as it is no longer economical to operate. The mine closure will result in the need to purchase coal to fuel the adjacent generation facility. A total charge of $8 million ($5 million after-tax) was recorded in the first quarter for production employee severance costs and impairments related to the various facility closures.

Discontinued Businesses — See Note 3 for detailed information about discontinued operations.

Basis of Presentation — The condensed consolidated financial statements of Energy have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2003 Form 8-K, except for the changes in estimates of depreciable lives of assets discussed below. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2003 Form 8-K. The results of operations for an interim period may not give a true indication of results for a full year.

All dollar amounts in the financial statements and tables in the notes are stated in millions of dollars unless otherwise indicated.

Depreciation of Energy Production Facilities — Effective January 1, 2004, the estimates of the depreciable lives of lignite-fired generation facilities were extended an average of nine years to better reflect the useful lives of the assets, and depreciation rates for the Comanche Peak nuclear generating plant were decreased as a result of an increase in the estimated lives of boiler and turbine generator components of the plant by an average of five years. The net impact of these changes was a reduction in depreciation expense of $12 million ($8 million after-tax) in the three months ended March 31, 2004.

Effective April 1, 2003, the estimates of the depreciable lives of the Comanche Peak nuclear generating plant and several gas generation plants were extended to better reflect the useful lives of the assets. At the same time, depreciation rates were increased on lignite and gas generation facilities to reflect additional investments in equipment. The net impact of these changes was an additional reduction in depreciation expense of $12 million ($8 million after-tax) in the three months ended March 31, 2004.

Changes in Accounting Standards — FIN 46R was issued in December 2003 and replaced FIN 46, which was issued in January 2003. FIN 46R expands and clarifies the guidance originally contained in FIN 46, regarding consolidation of variable interest entities. FIN 46R did not impact results of operations or financial position for the first quarter of 2004.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. FASB Staff Position 106-1, issued in January 2004, allowed for, but did not require, deferral of the accounting for the effects of the Medicare Act. TXU Corp. elected not to defer accounting for the federal subsidy under the Medicare Act and recognized a $1.9 million net reduction in postretirement benefit expense in the 2003 financial statements. For the three months ended March 31, 2004, the effect of adoption of the Medicare Act was a reduction of approximately $3 million in Energy’s allocated postretirement benefit costs.

2. CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

The following summarizes the effect on results for 2003 of changes in accounting principles effective January 1, 2003:

Charge from rescission of EITF 98-10, net of tax effect of $34 million	$(63)
Credit from adoption of SFAS 143, net of tax effect of $3 million	5

Total net charge	$(58)

On October 25, 2002, the EITF, through EITF 02-3, rescinded EITF 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS 133 are subject to mark-to-market accounting. Financial instruments that may not be derivatives under SFAS 133, but were marked-to-market under EITF 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002, continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of $97 million ($63 million after-tax) was reported as a cumulative effect of a change in accounting principles in the first quarter of 2003. Of the total, $75 million reduced net commodity contract assets and liabilities and $22 million reduced inventory that had previously been marked-to-market as a trading position. The cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

SFAS 143 became effective on January 1, 2003. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. For Energy, such liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining and removal of lignite plant ash treatment facilities. The liability is recorded at its net present value with a corresponding increase in the carrying value of the related long-lived asset. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2002. Further, the effects of adoption take into consideration liabilities of $215 million (previously reflected in accumulated depreciation) Energy had previously recorded as depreciation expense and $26 million (reflected in other noncurrent liabilities) of unrealized net gains associated with the decommissioning trusts.

The following table summarizes the impact as of January 1, 2003 of adopting SFAS 143:

Increase in property, plant and equipment – net	$488
Increase in other noncurrent liabilities and deferred credits	(528)
Increase in accumulated deferred income taxes	(3)
Increase in affiliated receivable	48

Cumulative effect of change in accounting principles	$5

The asset retirement liability at March 31, 2004 was $605 million, comprised of a $599 million liability as of December 31, 2003, $10 million of accretion during the three months ended March 31, 2004, reduced by $4 million in reclamation payments.

With respect to nuclear decommissioning costs, for Energy the adoption of SFAS 143 results in timing differences in the recognition of asset retirement costs that are being recovered through the regulatory process.

3. DISCONTINUED OPERATIONS

The following summarizes the historical consolidated financial information of the various businesses reported as discontinued operations:

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	Strategic Retail Services	Pedricktown	Total	Strategic Retail Services	Pedricktown	Total
Operating revenues	$5	$10	$15	$15	$3	$18
Operating costs and expenses	5	12	17	14	5	19
Other deductions (income) - net	(1)	—	(1)	—	—	—

Income (loss) before income taxes	1	(2)	(1)	1	(2)	(1)
Income tax expense (benefit)	1	(1)	—	—	—	—
Charge related to exit (after-tax)	2	—	2	—	—	—

Income (loss) from discontinued operations	$(2)	$(1)	$(3)	$1	$(2)	$(1)

Strategic Retail Services — In December 2003, Energy finalized a plan to sell its strategic retail services business, which is engaged principally in providing energy management services. Energy is in the process of negotiating sales of these operations to various parties.

Pedricktown — In the second quarter of 2004, Energy finalized a plan to sell the Pedricktown, New Jersey power production facility and exit the related power supply and gas transportation agreements. The business included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric and gas transportation agreements.

Balance sheet — The following details the assets and liabilities held for sale as of March 31, 2004:

	March 31, 2004
	Strategic Retail Services	Pedricktown	Total
Current assets	$3	$2	$5
Investments	6	—	6
Property, plan and equipment	3	36	39
Other noncurrent assets	—	5	5

Assets held for sale	$12	$43	$55

Current liabilities	$—	$4	$4
Noncurrent liabilities	—	5	5

Liabilities held for sale	$—	$9	$9

4. FINANCING ARRANGEMENTS

Short-term Borrowings — At March 31, 2004, Energy had outstanding short-term borrowings consisting of bank borrowings of $75 million at a weighted average interest rate of 2.84%.

Credit Facilities — At March 31, 2004, credit facilities available to TXU Corp. and its US subsidiaries were as follows:

Facility	Expiration Date	Authorized Borrowers	At March 31, 2004
			Facility Limit	Letters of Credit	Cash Borrowings	Availability
Five-Year Revolving Credit Facility	February 2005	US Holdings	$1,400	$—	$—	$1,400
Revolving Credit Facility	February 2005	Energy, Electric Delivery	450	—	75	375
Three-Year Revolving Credit Facility	May 2005	US Holdings	400	—	100	300
Five-Year Revolving Credit Facility	August 2008	TXU Corp.	500	462	—	38

Total			$2,750	$462	$175	$2,113

TXU Corp.’s $500 million 5-year revolving credit facility provides for up to $500 million in letters of credit or up to $250 million of loans ($500 million in the aggregate). To the extent capacity is available under this facility, it may be made available to US Holdings, Energy or Electric Delivery for borrowings, letters of credit or other purposes.

The US Holdings, Energy and Electric Delivery facilities provide back-up for any future issuance of commercial paper by Energy or Electric Delivery. At March 31, 2004, there was no such outstanding commercial paper.

On April 26, 2004, a new $1.0 billion, 364-day credit facility was established for Energy. Borrowings of $785 million under this new facility were advanced to affiliates. Amounts borrowed and repaid under the facility may not be re-borrowed.

In April 2004, the $75 million borrowings under the Revolving Credit Facility were repaid with proceeds from TXU Corp.’s sale of its telecommunications business.

Sale of Receivables — TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of March 31, 2004, the maximum amount of undivided interests that could be sold by TXU Receivables Company was $600 million.

All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests.

The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services Company, a direct subsidiary of TXU Corp. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were approximately $2 million and $3 million for the three-month periods ending March 31, 2004 and 2003, respectively, and approximated 2.1% and 3.6% for the first quarter of 2004 and 2003, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to Energy and are reported in SG&A expenses. The servicing fee, which totaled approximately $1 million for the first quarters of 2004 and 2003, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records.

The March 31, 2004 balance sheet reflects $831 million face amount of trade accounts receivable reduced by $452 million of undivided interests sold by TXU Receivables Company. Funding under the program decreased $52 million for the three months ended March 31, 2004, primarily due to the effect of seasonal fluctuations. Funding under the program for the three months ended March 31, 2003 decreased $142 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to Energy for the three months ended March 31, 2004 and 2003 were as follows:

	Three Months Ended March 31,
	2004	2003
	(millions of dollars)
Cash collections on accounts receivable	$1,549	$1,535
Face amount of new receivables purchased	(1,447)	(1,198)
Discount from face amount of purchased receivables	3	4
Program fees paid	(2)	(3)
Servicing fees paid	(1)	(1)
Increase (decrease) in subordinated notes payable	(50)	(195)

Energy’s operating cash flows (provided) used under the program	$52	$142

Upon termination of the program, cash flows to Energy would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

Contingencies Related to Sale of Receivables Program — Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the funding entities in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the funding entities do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within Energy and ERCOT for clearing customers’ switching and billing data. The billing delays have been largely resolved. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate.

Long-Term Debt — At March 31, 2004 and December 31, 2003, the long-term debt of Energy and its consolidated subsidiaries consisted of the following:

	March 31, 2004	December 31, 2003
Pollution Control Revenue Bonds:
Brazos River Authority:
3.000% Fixed Series 1994A due May 1, 2029, remarketing date May 1, 2005(a)	$39	$39
5.400% Fixed Series 1994B due May 1, 2029, remarketing date May 1, 2006(a)	39	39
5.400% Fixed Series 1995A due April 1, 2030, remarketing date May 1, 2006(a)	50	50
5.050% Fixed Series 1995B due June 1, 2030, remarketing date June 19, 2006(a)	118	118
7.700% Fixed Series 1999A due April 1, 2033	111	111
6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)	16	16
7.700% Fixed Series 1999C due March 1, 2032	50	50
4.950% Fixed Series 2001A due October 1, 2030, remarketing date April 1, 2004(a)	121	121
4.750% Fixed Series 2001B due May 1, 2029, remarketing date November 1, 2006(a)	19	19
5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)	274	274
1.100% Floating Series 2001D due May 1, 2033	271	271
1.110% Floating Taxable Series 2001I due December 1, 2036(b)	63	63
1.120% Floating Series 2002A due May 1, 2037(b)	61	61
6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)	44	44
6.300% Fixed Series 2003B due July 1, 2032	39	39
6.750% Fixed Series 2003C due October 1, 2038	72	72
5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)	31	31

Sabine River Authority of Texas:
6.450% Fixed Series 2000A due June 1, 2021	51	51
5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)	91	91
5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)	107	107
5.800% Fixed Series 2003A due July 1, 2022	12	12
6.150% Fixed Series 2003B due August 1, 2022	45	45

Trinity River Authority of Texas:
6.250% Fixed Series 2000A due May 1, 2028	14	14
5.000% Fixed Series 2001A due May 1, 2027, remarketing date November 1, 2006(a)	37	37

Other:
6.875% Fixed Senior Notes - TXU Mining due August 1, 2005	30	30
6.125% Fixed Senior Notes due March 15, 2008	250	250
7.000% Fixed Senior Notes due March 15, 2013(c)	1,000	1,000
Capital lease obligations	12	13
Other	2	7
Fair value adjustments related to interest rate swaps	22	11
Unamortized discount	—	(1)

Total Energy	3,091	3,085

Less amount due currently	1	1

Total long-term debt	$3,090	$3,084

(a)	These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
(b)	Interest rates in effect at March 31, 2004. These series are in a flexible or weekly rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.
(c)	Interest rates swapped to floating on $100 million principal amount.

In April 2004, the Brazos River Authority Series 2001A pollution control revenue bonds (aggregate principal amount of $121 million) were repurchased upon mandatory tender and will be remarketed.

Fair Value Hedges — In March 2004, fixed-to-variable interest rate swaps related to $400 million of debt were settled for a gain of $18 million ($12 million in cash received as of March 31, 2004). The gain will be amortized to offset interest expense over the remaining life of the debt.

Transactions in April 2004 included settlement of fixed-to-variable interest rate swaps related to $100 million of debt for a gain of $3.5 million, which will be amortized over the remaining life of the debt, and the effective conversion of $750 million of fixed rate debt to variable rates through swaps expiring through 2013.

Exchangeable Preferred Membership Interests of Energy — In July 2003, Energy exercised its right to exchange its $750 million 9% Exchangeable Subordinated Notes issued in November 2002 and due November 2012 for exchangeable preferred membership interests with identical economic and other terms. The preferred membership interests bear distributions at the annual rate of 9% and permit the deferral of such distributions. The preferred membership interests may be exchanged at the option of the holders, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exchange price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the aggregate liquidation value of preferred membership interests to be exchanged by the exchange price. The exchange price and the number of shares to be issued are subject to anti-dilution adjustments. At issuance of the notes that were exchanged for the preferred membership interests, Energy recognized a capital contribution from TXU Corp. and a corresponding discount on the securities of $266 million, which represented the value of the exchange right as TXU Corp. granted an irrevocable right to exchange the securities for TXU Corp. common stock. This discount is being amortized to interest expense and related charges over the term of the securities. As a result, the effective distribution rate on the preferred membership interests is 16.2%. On April 26, 2004, TXU Corp. repurchased these securities as discussed in Note 1 to Financial Statements.

5. MEMBERSHIP INTERESTS

In November 2003, Energy approved a cash distribution of $175 million which was paid to US Holdings in January 2004. On February 27, 2004, Energy approved a cash distribution of $175 million which was paid to US Holdings on April 1, 2004.

6. CONTINGENCIES

Request from CFTC – In October 2003, TXU Corp. received an informal request for information from the US Commodity Futures Trading Commission (CFTC) seeking voluntary production of information concerning disclosure of price and volume information furnished by TXU Portfolio Management Company LP, a subsidiary of Energy, to energy industry publications. The request seeks information for the period from January 1, 1999 to October 2003. TXU Corp. has cooperated with the CFTC, and is in the process of completing its response to such information request. TXU Corp. believes that TXU Portfolio Management Company LP has not engaged in any reporting of price or volume information that would in any way justify any action by the CFTC.

In a similar but unrelated matter, on April 13, 2004, the CFTC issued a subpoena requiring TXU Corp. to produce information about storage of natural gas, including TXU Corp.’s weekly and monthly storage report submissions to the Energy Information Administration. This request seeks information for the period of October 31, 2003 through January 2, 2004. TXU Corp. intends to cooperate with the CFTC, and believes that TXU Gas and TXU Fuel have not engaged in any activity that would justify action by the CFTC.

Guarantees — Energy has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

Residual value guarantees in operating leases — Energy is the lessee under various operating leases, entered into prior to January 1, 2003 that obligate it to guarantee the residual values of the leased facilities. At March 31, 2004, the aggregate maximum amount of residual values guaranteed was approximately $203 million with an estimated residual recovery of approximately $101 million. The average life of the lease portfolio is approximately ten years.

Debt obligations of the parent — Energy has provided a guarantee of the obligations under TXU Corp.’s finance lease (approximately $125 million at March 31, 2004) for its headquarters building.

Shared saving guarantees — As part of the operations of the strategic retail services business, which Energy intends to sell (see Note 3), Energy has guaranteed that certain customers will realize specified annual savings resulting from energy management services it has provided. In aggregate, the average annual savings have exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $8 million and the maximum total potential payout is approximately $56 million. No guarantees were issued during the three months ended March 31, 2004 that required recording a liability. The fair value of guarantees recorded as of March 31, 2004 was $1.8 million with a maximum potential payout of $42 million. The average remaining life of the portfolio is approximately nine years. These guarantees will be transferred or eliminated as part of expected transactions for the sale of the strategic retail services business.

Letters of credit — Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $403 million of letters of credit were outstanding at March 31, 2004 to support existing floating rate pollution control revenue bond debt of approximately $395 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates through 2008.

US Holdings has outstanding letters of credit in the amount of $12 million for miscellaneous credit support requirements. Although the average life of the letters of credit is for approximately one year, the obligation to provide guarantees is ongoing.

Energy has outstanding letters of credit in the amount of $33 million to support hedging and risk management margin requirements in the normal course of business. As of March 31, 2004, approximately 82% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the next six years.

Surety bonds — Energy has outstanding surety bonds of approximately $30 million to support performance under various subsidiary contracts and legal obligations in the normal course of business. The term of the surety bond obligations is approximately one year.

Legal Proceedings — On July 7, 2003, a lawsuit was filed by Texas Commercial Energy (TCE) in the United States District Court for the Southern District of Texas, Corpus Christi Division, against Energy and certain of its subsidiaries, as well as various other wholesale market participants doing business in ERCOT, claiming generally that defendants engaged in market manipulation, in violation of antitrust and other laws, primarily during the period of extreme weather conditions in late February 2003. An amended complaint was filed in February 2004 that joined additional, unaffiliated defendants. Three retail electric providers have filed motions for leave to intervene in the action alleging claims substantially identical to TCE’s. In addition, approximately 25 purported former customers of TCE have filed a motion to intervene in the action alleging claims substantially identical to TCE’s, both on their own behalf and on behalf of a putative class of all former customers of TCE. A hearing on these motions is scheduled for May 20, 2004. Energy believes that it has not committed any violation of the antitrust laws and the Commission’s investigation of the market conditions in late February 2003 has not resulted in any findings adverse to Energy. Accordingly, Energy believes that TCE’s and the interveners’ claims against Energy and its subsidiary companies are without merit and Energy and its subsidiaries intend to vigorously defend the lawsuit. Energy is unable to estimate any possible loss or predict the outcome of this action.

On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of Sarbanes-Oxley arising from plaintiff’s employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Corp. believes the plaintiff’s claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed, and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.’s financial statements or assess the adequacy of TXU Corp.’s financial disclosures. Thus, TXU Corp. does not believe that there is any merit to the plaintiff’s claims under Sarbanes-Oxley. Accordingly, TXU Corp., Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., Energy and TXU Portfolio Management dispute the plaintiff’s claims, they are unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

On March 10, 2003, a lawsuit was filed by Kimberly P. Killebrew in the United States District Court for the Eastern District of Texas, Lufkin Division, against TXU Corp. and TXU Portfolio Management, asserting generally that defendants engaged in manipulation of the wholesale electric market, in violation of antitrust and other laws. This case was transferred to the Beaumont Division of the Eastern District of Texas and subsequently transferred on March 24, 2004 to the Northern District of Texas, Dallas Division. This action is brought by an individual, alleged to be a retail consumer of electricity, on behalf of herself and as a proposed representative of a putative class of retail purchasers of electricity that are similarly situated. On September 15, 2003, defendants filed a motion to dismiss the lawsuit which is pending before the court. TXU Corp. believes that the plaintiff lacks standing to assert any antitrust claims against TXU Corp. or TXU Portfolio Management, and that defendants have not violated antitrust laws or other laws as claimed by the plaintiff. Therefore, TXU Corp. believes that plaintiff’s claims are without merit and plans to vigorously defend the lawsuit. TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

General — In addition to the above, Energy and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

7. SUPPLEMENTARY FINANCIAL INFORMATION

Other Income and Deductions —

	Three Months Ended March 31,
	2004	2003
Other income:
Net gain on sale of businesses	$—	$6
Other	1	2

Total other income	$1	$8

Other deductions:
Employee severance and asset writedowns related to performance improvement plan	$17	$—
Expenses related to canceled construction projects	2	1
Other	1	1

Total other deductions	$20	$2

Interest Expense and Related Charges —

	Three Months Ended March 31,
	2004	2003
Interest (a)	$58	$73
Distributions on preferred membership interests of Energy (a)	17	—
Amortization of deferred debt costs	6	6
Capitalized interest	(2)	(2)

Total interest expense and related charges	$79	$77

(a)	Included in interest for the three months ended March 31, 2003 is $17 million related to the exchangeable subordinated notes that were exchanged for preferred membership interests in July 2003.

Affiliate Transactions – The following represent the significant affiliate transactions of Energy:

•	Energy incurs electricity delivery fees charged by Electric Delivery. For the three months ended March 31, 2004 and 2003, these fees totaled $349 million and $377 million, respectively.

•	Energy records interest expense payable to Electric Delivery with respect to Electric Delivery’s generation-related regulatory assets that are subject to securitization. The interest expense reimburses Electric Delivery for the interest expense Electric Delivery incurs on that portion of its debt associated with the generation-related regulatory assets. For each of the three months ended March 31, 2004 and 2003, this interest expense totaled $12 million.

•	Under the terms of the settlement plan, Electric Delivery issued an initial $500 million of securitization bonds in 2003 and is expected to issue $790 million in the first half of 2004. The incremental income taxes Electric Delivery will pay on the increased delivery fees to be charged to Electric Delivery’s customers related to the bonds will be reimbursed by Energy. Therefore, Energy’s financial statements reflect a $437 million non-interest bearing payable to Electric Delivery ($13 million of which is due currently) that will be extinguished as Electric Delivery pays the related income taxes.

•	Average daily short-term advances to affiliates during the first three months of 2004 was $214 million and average daily short-term advances from affiliates for the first three months of 2003 was $1.3 billion. Interest income earned on the advances was $2 million in 2004 and interest expense incurred on the advances was $8 million in 2003. These amounts include the average short-term advances from affiliates during the first three months of 2004 and 2003 and the interest incurred on the advances for the discontinued strategic retail services and Pedricktown, New Jersey (power production) businesses. The weighted average interest rate for the first three months of 2004 and 2003 was 2.86% and 2.33%, respectively.

•	TXU Business Services charges Energy for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the first three months of 2004 and 2003, these costs totaled $51 million and $61 million, respectively, and are included in SG&A expenses.

•	Energy receives payments from TXU Gas under a service agreement that began in 2002 covering customer billing and customer support services provided for TXU Gas. These revenues totaled $7 million for the first three months of 2004 and 2003 and are included in other revenues.

•	Energy records the amount owed by Electric Delivery for the future costs of decommissioning the Comanche Peak nuclear facility as a non-current asset. Funds for decommissioning are collected monthly from Electric Delivery. Realized gains and other earnings on the nuclear decommissioning trust holdings reduce the non-current asset on a quarterly basis. As of March 31, 2004, the balance in the Comanche Peak nuclear facility asset retirement obligation non-current asset is $29 million.

Retirement Plan And Other Postretirement Benefits — Energy is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. Energy also participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The allocated net periodic pension cost and net periodic postretirement benefits cost other than pensions applicable to Energy were $17 million and $15 million for the three months ended March 31, 2004 and 2003, respectively.

At March 31, 2004, Energy estimates that its total contributions to the pension plan and other postretirement benefit plans for the remainder of 2004 will not be materially different than previously disclosed in the 2003 Form 8-K.

Accounts Receivable — At March 31, 2004 and December 31, 2003, accounts receivable of $983 million and $943 million are stated net of allowance for uncollectible accounts of $44 million and $51 million, respectively. During the three months ended March 31, 2004, bad debt expense was $26 million, account write-offs were $41 million and other activity increased the allowance for uncollectible accounts by $8 million. During the three months ended March 31, 2003, bad debt expense was $12 million, account write-offs were $12 million and other activity decreased the allowance for uncollectible accounts by $5 million. Allowances related to receivables sold are reported in current liabilities and totaled $31 million and $39 million at March 31, 2004 and December 31, 2003, respectively.

Accounts receivable included $342 million and $388 million of unbilled revenues at March 31, 2004 and December 31, 2003, respectively.

Intangible Assets — Intangible assets other than goodwill are comprised of the following:

	As of March 31, 2004			As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets subject to amortization included in property, plant and equipment:
Capitalized software	$249	$127	$122	$241	$112	$129
Land easements	11	8	3	11	8	3
Mineral rights and other	31	21	10	31	22	9

Total	$291	$156	$135	$283	$142	$141

Aggregate Energy amortization expense for intangible assets for the three months ended March 31, 2004 and 2003 was $15 million and $9 million, respectively. At March 31, 2004, the weighted average useful lives of capitalized software, land easements and mineral rights and other were 6 years, 59 years and 40 years, respectively.

At March 31, 2004 and December 31, 2003, goodwill was stated net of previously recorded accumulated amortization of $60 million.

Commodity Contracts — At March 31, 2004 and December 31, 2003, current and noncurrent commodity contract assets, arising largely from mark-to-market accounting, totaled $1.2 billion and $1.1 billion, respectively, and are stated net of applicable credit (collection) and performance reserves totaling $19 million and $18 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts. Current and non-current commodity contract liabilities totaled $1.1 billion and $972 million at March 31, 2004 and December 31, 2003, respectively.

Inventories by Major Category —

	March 31, 2004	December 31, 2003
Materials and supplies	$225	$225
Fuel stock	83	78
Gas stored underground	40	83

Total inventories	$348	$386

Property, Plant and Equipment — At March 31, 2004 and December 31, 2003, property, plant and equipment of $10.3 billion is stated net of accumulated depreciation and amortization of $6.7 billion and $6.6 billion, respectively.

Derivatives and Hedges — Energy experienced net hedge ineffectiveness of $12 million, reported as a loss in revenues, for the three months ended March 31, 2004. For the three months ended March 31, 2003, no net hedge ineffectiveness was reported in revenues. These losses related primarily to hedges of anticipated power sales.

The net effect of unrealized mark-to-market ineffectiveness accounting, which includes the above amounts as well as the effect of reversing unrealized gains and losses recorded in previous periods to offset realized gains and losses in the current period, totaled $15 million in net losses for the three months ended March 31, 2004 and $6 million in net gains for the three months ended March 31, 2003.

As of March 31, 2004, it is expected that $57 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. Of this amount, $51 million relates to commodities hedges and $6 million relates to financing-related hedges. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings and cash flows (which would otherwise exist) is mitigated through the use of cash flow hedges.

Supplemental Cash Flow Information — See Note 2 for the effects of adopting SFAS 143, which were noncash in nature.

8. SUBSEQUENT EVENT

In the second quarter of 2004, Energy finalized a plan to dispose of its Pedricktown, New Jersey (power production) business. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect this business as a discontinued operation. Except as required to reflect the effects of the reclassification discussed above, the financial statements have not been otherwise modified or updated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TXU Energy Company LLC:

We have reviewed the accompanying condensed consolidated balance sheet of TXU Energy Company LLC and subsidiaries (Energy) as of March 31, 2004, and the related condensed statements of consolidated income, comprehensive income and cash flows for the three-month periods ended March 31, 2004 and 2003. These financial statements are the responsibility of Energy’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Energy as of December 31, 2003, and the related statements of consolidated income, comprehensive income, cash flows and membership interests for the year then ended (not presented herein); and in our report (which includes an explanatory paragraph related to the rescission of Emerging Issues Task Force Issue No. 98-10), dated March 11, 2004 (December 10, 2004 as to Note 17), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

May 14, 2004 (December 10, 2004 as to Note 8)

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the second quarter of 2004, Energy finalized a plan to dispose of its Pedricktown New Jersey (power production) business. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect this business as a discontinued operation. Except as required to reflect the effects of the reclassification discussed above, the Management’s Discussion and Analysis has not been otherwise modified or updated.

BUSINESS

Energy is engaged in electricity generation, retail and wholesale energy sales, and hedging and risk management activities.

Energy currently has no reportable segments, however, management is considering various alternatives in evaluating the results of operations of Energy, and accordingly expects to disaggregate the business into two or more business segments effective with reporting for the second quarter of 2004.

Strategic Initiatives – As previously reported, on February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder has been reviewing the operations of TXU Corp. and has formulated certain strategic initiatives and continues to develop others.

Areas to be reviewed include:

•	Performance in competitive markets, including profitability in new markets

•	Cost structure, including organizational alignments and headcount

•	Management of natural gas price risk and cost effectiveness of the generation fleet

•	Non-core business activities

On April 26, 2004, TXU Corp. announced a series of transactions, as well as various performance improvement initiatives including:

•	Energy agreed to sell the assets of TXU Fuel Company, the gas transportation subsidiary of Energy, to Energy Transfer Partners, L.P. for $500 million in cash. As part of the transaction, Energy will have an eight-year transportation agreement with the new owner to transport gas to Energy’s generation plants. The transaction is expected to close on June 1, 2004, subject to review under the Hart-Scott-Rodino Act. The estimated pre-tax gain related on the sale is approximately $390 million, which is expected to be recognized over eight years.

•	On April 26, 2004, TXU Corp. purchased from the holders all $750 million outstanding principal amount of Energy’s Exchangeable Preferred Membership Interests. Energy’s carrying amount of the security, which remains outstanding, is the $750 million principal amount less an approximate $249 million remaining unamortized discount.

•	Energy anticipates performance improvements as a result of various strategic initiatives, including reduced administrative support costs, increased base load (nuclear and coal-fired) generation plant output and improved operating results in markets outside the historical service territory. Management preliminarily estimates the implementation of these strategic initiatives will result in unusual charges of approximately $350 million ($228 million after-tax) in 2004, including costs related to employee severance and asset impairments and write-offs. These unusual charge amounts are subject to change and other charges may be identified in the future. In the first quarter of 2004, Energy recorded a $17 million ($11 million after-tax) charge, reported in other deductions, consisting of $16 million for accrued severance benefits and $1 million in asset writedowns related to these initiatives.

The review of Energy’s operations and formulation of strategic initiatives is ongoing. The phases of the plan expected to result in the unusual charges discussed above are anticipated to be largely completed within one year. Upon completion of each phase of the plan, Energy expects to fully describe the actions intended to improve the financial performance of its operations. In addition to the strategic initiatives described above and in “Facility Closings” below, other new strategic initiatives are expected to be undertaken, which could materially affect Energy’s financial results.

On March 29, 2004, Energy announced it will permanently retire eight gas-fired operating units due to electric industry market conditions in Texas. Energy will also temporarily close four other gas-fired units and place them under evaluation for retirement. The 12 units represent a total of 1,471 MW, or more than 13 percent, of Energy’s gas-fired generation capacity in Texas. A majority of the 12 units were designated as “peaking units” and operated only during the summer for many years and have operated only sparingly during the last two years. Most of the units were built in the 1950s. Energy also determined that it will close its Winfield North Monticello lignite mine in Texas later this year as it is no longer economical to operate. The mine closure will result in the need to purchase coal to fuel the adjacent generation facility. A total charge of $8 million ($5 million after-tax) was recorded in the first quarter for production employee severance costs and impairments related to the various facility closures.

Discontinued Businesses – See Note 3 to Financial Statements for detailed information about discontinued operations.

RESULTS OF OPERATIONS

All dollar amounts in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the tables therein are stated in millions of US dollars unless otherwise indicated.

The results of operations and the related management’s discussion of those results for all periods presented reflect the discontinuance of certain operations of Energy (see Note 3 to Financial Statements regarding discontinued operations.)

Operating Data

	Three Months Ended March 31,
	2004	2003
Operating statistics - volumes:

Retail electricity (GWh):
Historical service territory (a):
Residential	7,119	8,171
Small business (b)	2,533	3,243

Total historical service territory	9,652	11,414
Other territories (a):
Residential	518	362
Small business (b)	61	71

Total other territories	579	433
Large business and other customers	6,709	7,551

Total retail electricity	16,940	19,398
Wholesale electricity (GWh)	12,553	7,406

Total retail and wholesale electricity	29,493	26,804

Production and purchased power (GWh):
Nuclear (base load)	4,854	4,740
Lignite/coal (base load)	10,203	8,687
Gas/oil	910	3,662
Purchased power	14,232	10,496

Total energy supply	30,199	27,585
Less line loss and other	706	781

Net energy supply	29,493	26,804

Base load capacity factors (%):
Nuclear	97.0	95.4
Lignite/coal	83.8	73.2

Customer counts:

Retail electricity customers (end of period & in thousands – based on number of meters):
Historical service territory (a):
Residential	2,054	2,184
Small business (b)	316	324

Total historical service territory	2,370	2,508

Other territories (a):
Residential	163	112
Small business (b)	5	5

Total other territories	168	117
Large business and other customers	78	76

Total retail electricity customers	2,616	2,701

(a)	Breakouts of historical service and other territory data are best estimates.
(b)	Customers with demand of less than 1 MW annually.

	Three Months Ended March 31,
	2004	2003
Operating revenues (millions of dollars):

Retail electricity revenues:
Historical service territory (a):
Residential	$650	$653
Small business (b)	256	294

Total historical service territory	906	947

Other territories (a):
Residential	43	31
Small business (b)	6	6

Total other territories	49	37
Large business and other customers	453	448

Total retail electricity revenues	1,408	1,432
Wholesale electricity revenues	466	236
Hedging and risk management activities	(8)	83
Other revenues	91	39

Total operating revenues	$1,957	$1,790

Weather (average for service territory) (c)
Percent of normal:
Heating degree days	88.6%	106.6%

(a)	Breakouts of historical service and other territory data are best estimates.
(b)	Customers with demand of less than 1 MW annually.
(c)	Weather data is obtained from Meteorlogix, an independent company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

	Three Months Ended March 31,
	2004	2003
Fuel and Purchased Power Costs ($/MWh)

Nuclear generation	$4.41	$4.32
Lignite/coal generation	$13.28	$13.05
Gas/Oil generation and purchased power	$43.90	$48.12
Average total electricity supply	$27.21	$29.55

Average Retail Volume (KWh)/Customer (calculated using average no. of customers for period)

Residential	3,452	3,692
Small business	8,084	10,000
Large business and other customers	91,240	98,126

Average Revenues ($/MWh)

Residential	$90.70	$80.14
Small business	$100.83	$90.43
Large business and other customers	$67.53	$59.38

Average Delivery Fees ($/MWh)	$22.34	$19.77

Average Contribution Margin (a) ($/MWh)

Residential	$41.04	$30.78
Small business	$51.17	$41.07
Large business	$17.87	$10.02

Estimated Share of ERCOT Retail Markets

Residential (b)	46%	48%
Small business (b)	32%	34%
Large business and other customers (c)	41%	38%

Hedging and Risk Management Activities

Net unrealized mark to market losses	$(18)	$(17)
Realized gains	10	100

Total	$(8)	$83

(a)	Operating revenues less cost of energy sold and delivery fees.
(b)	Estimated market share is based on the number of customers that have choice.
(c)	Estimated market share is based on the annualized consumption for this overall market.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Operating revenues increased $167 million, or 9%, to $2.0 billion in 2004. Total retail and wholesale electricity revenues rose $206 million, or 12%, to $1.9 billion. This growth reflected higher retail and wholesale pricing, partially offset by the effects of a mix shift to lower-price wholesale sales and warmer winter weather. Total volumes increased 10%, but the effect of higher wholesale volumes was largely offset by a decline in higher-price retail volumes. Retail electricity revenues decreased $24 million, or 2%, to $1.4 billion reflecting a $181 million decline attributable to a 13% drop in sales volumes, driven by the effect of competitive activity, largely offset by a $157 million increase due to higher pricing. Higher pricing reflected increased price-to-beat rates, due to approved fuel factor increases, and higher contract pricing in the competitive large business market, both resulting from higher natural gas prices. Retail electricity customer counts at March 31, 2004 declined 3% from March 31, 2003 but have increased 1% from December 31, 2003. Wholesale electricity revenues grew $230 million, or 97% to $466 million reflecting a $164 million increase attributable to a 69% rise in sales volumes and a $66 million increase due to the effect of increased natural gas prices on wholesale prices. Higher wholesale electricity sales volumes reflected the establishment of the new northeast zone in ERCOT. Because Energy has a generation plant in the new zone, wholesale sales have increased. Wholesale power purchases also increased as a result of the establishment of the new zone. The increase in wholesale sales volumes also reflected a partial shift in the customer base from retail to wholesale services, particularly in the business market.

Net results from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $91 million from a net gain of $83 million in 2003 to a net loss of $8 million in 2004. Changes in these results reflect market price movements on commodity positions held to hedge gross margin; the comparison to 2003 also reflects a decline of $18 million due to a favorable settlement with a counterparty in 2003. Because the hedging activities are intended to mitigate the risk of commodity price movements on revenues and cost of energy sold, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Results from these activities include net unrealized losses arising from mark-to-market accounting of $18 million in 2004 and $17 million in 2003. The majority of Energy’s natural gas physical sales and purchases are in the wholesale markets and essentially represent hedging activities. These activities are accounted for on a net basis with the exception of retail sales to business customers, which effective October 1, 2003 are reported gross in accordance with new accounting rules and totaled $46 million in revenues for the first quarter of 2004. The increase in other revenues of $52 million to $91 million in 2004 was primarily driven by this change.

Gross Margin

	Three Months Ended March 31,
	2004	% of Revenue	2003	% of Revenue
Operating revenues	$1,957	100%	$1,790	100%
Costs and expenses:
Cost of energy sold and delivery fees	1,254	64%	1,216	68%
Operating costs	167	9%	180	10%
Depreciation and amortization related to operating assets	82	4%	102	6%

Gross margin	$454	23%	$292	16%

Gross margin is considered a key operating metric as it measures the effect of changes in sales volumes and pricing versus the variable and fixed costs of energy sold, whether generated or purchased.

The depreciation and amortization expense reported in the gross margin amounts above excludes $15 million and $10 million of such expense for the three months ended March 31, 2004 and 2003, respectively, related to assets that are not directly used in the generation of electricity.

Gross margin increased $162 million, or 55%, to $454 million in 2004 reflecting higher sales prices, which were partially offset by the effect of lower results from hedging and risk management activities, and more effective management of gas-fired generation versus purchased power supply sourcing as well as increased base load (nuclear and coal-fired) production, partially offset by the effect of a mix shift from higher-margin retail sales to wholesale sales and higher delivery fees. Lower depreciation and amortization and operating costs also contributed to the gross margin improvement.

Operating costs decreased $13 million, or 7%, to $167 million in 2004. The decline reflected the timing of repair and maintenance activities. Depreciation and amortization related to generation assets decreased $20 million, or 20%, to $82 million, due primarily to extensions of estimated average depreciable lives of nuclear and lignite generation facilities’ assets to better reflect their useful lives. (See Note 1 to Financial Statements).

A decrease in depreciation and amortization expense (including amounts shown in the gross margin table above) of $15 million, or 13%, to $98 million in 2004 was driven by the adjusted depreciation rates related to the generation fleet as discussed above.

SG&A expenses increased $2 million, or 1%, to $145 million in 2004 largely due to a $14 million increase in bad debt expense, partially offset by lower staffing and related administrative expenses. The increase in bad debt expense reflects $8 million in higher provisions in 2004 due to higher charge-offs and a $6 million credit in 2003 related to a favorable settlement with a counterparty.

Other income declined $7 million to $1 million in 2004. The decrease primarily reflects a net $6 million gain on the sale of retail commercial and industrial gas operations in 2003.

Other deductions increased $18 million to $20 million in 2004. The 2004 amount includes $17 million ($11 million after-tax) in charges for employee severance and asset writedowns associated with the performance improvement initiatives. Because of the scope and magnitude of the significant strategic initiatives underway and contemplated, as described above under “Business,” Energy expects to record significant unusual charges in 2004, including asset writedowns and employee severance costs. These charges will be classified as other deductions. The charges described immediately above represent the effects of an initial phase of those initiatives.

Interest expense and related charges increased $2 million, or 3%, to $79 million in 2004. The increase reflects $9 million due to higher average rates in 2004, partially offset by $7 million due to lower average borrowings.

The effective income tax rate increased to 31.4% in 2004 from 16.3% in 2003. The increase was driven by the effects of comparable (to 2003) tax benefit amounts of depletion allowances and amortization of investment tax credits on a higher income base in 2004.

Income from continuing operations before cumulative effect of changes in accounting principles increased $82 million to $118 million in 2004, reflecting the higher gross margin partially offset by higher other deductions expense. Net pension and postretirement benefit costs reduced net income by $10 million in 2004 and by $9 million in 2003.

Loss from the discontinued strategic retail services and Pedricktown, New Jersey operations (see Note 3 to Financial Statements) was $3 million in 2004 compared to $1 million in 2003. The 2004 loss primarily reflected the write-off of a customer receivable in the strategic retail services business.

A cumulative effect of changes in accounting principles, representing an after-tax charge of $58 million in 2003, reflects the impact on commodity contract mark-to-market accounting from rescission of EITF 98-10 and the recording of asset obligations under SFAS 143. (See Note 2 to Financial Statements.)

COMMODITY CONTRACTS AND MARK-TO-MARKET ACTIVITIES

The table below summarizes the changes in commodity contract assets and liabilities for the three months ended March 31, 2004. The net change in these assets and liabilities, excluding “other activity” as described below, represents the net effect of recording unrealized gains/(losses) under mark-to-market accounting for positions in the commodity contract portfolio. These positions consist largely of economic hedge transactions, with speculative trading representing a small fraction of the activity.

Three Months Ended March 31, 2004
Balance of net commodity contract assets at beginning of period	$108
Settlements of positions included in the opening balance (1)	(30)
Unrealized mark-to-market valuations of positions held at end of period (2)	27
Other activity (3)	(12)

Balance of net commodity contract assets at end of period	$93

(1)	Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
(2)	There were no significant changes in fair value attributable to changes in valuation techniques.
(3)	Includes initial values of positions involving the receipt or payment of cash or other consideration, such as option premiums and the amortization of such values. These activities have no effect on unrealized mark-to-market valuations.

In addition to the net effect of recording unrealized mark-to-market gains and losses that are reflected in changes in commodity contract assets and liabilities, similar effects arise in the recording of unrealized ineffectiveness mark-to-market gains and losses associated with commodity-related cash flow hedges that are reflected in changes in cash flow hedges and other derivative assets and liabilities. The total net effect of recording unrealized gains and losses under mark-to-market accounting is summarized as follows:

	Three Months Ended March 31,
	2004	2003
Unrealized gains/(losses) related to commodity contract portfolio	$(3)	$(23)
Ineffectiveness gains/(losses) related to cash flow hedges	(15)	6

Total unrealized gains/(losses)	$(18)	$(17)

These amounts are included in the “hedging and risk management activities” component of revenues.

Maturity Table — Of the net commodity contract asset balance above at March 31, 2004, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years’ earnings is $118 million. The offsetting net liability of $25 million included in the March 31, 2004 balance sheet is comprised principally of amounts representing current and prior years’ net receipts of cash or other consideration, including option premiums, associated with contract positions, net of any amortization. The following table presents the unrealized mark-to-market balance at March 31, 2004, scheduled by contractual settlement dates of the underlying positions.

	Maturity dates of unrealized net mark-to-market balances at March 31, 2004
Source of fair value	Maturity less than 1 year	Maturity of 1-3 years	Maturity of 4-5 years	Maturity in Excess of 5 years	Total
Prices actively quoted	$72	$—	$—	$—	$72
Prices provided by other external sources	—	35	2	(2)	35
Prices based on models	12	(1)	—	—	11

Total	$84	$34	$2	$(2)	$118

Percentage of total fair value	71%	29%	2%	(2)%	100%

As the above table indicates, essentially all of the unrealized mark-to-market valuations at March 31, 2004 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The “prices actively quoted” category reflects only exchange traded contracts with active quotes available. The “prices provided by other external sources” category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power and natural gas generally extend through 2005 and 2010, respectively. The “prices based on models” category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

COMPREHENSIVE INCOME

Cash flow hedge activity reported in other comprehensive income from continuing operations included:

	Three Months Ended March 31,
	2004	2003
Cash flow hedge activity (net of tax):
Net change in fair value of hedges – gains/(losses):
Commodities	$(58)	$(78)

	(58)	(78)

Losses realized in earnings (net of tax):
Commodities	4	48
Financing – interest rate swaps	1	1

	5	49

Net income (loss) effect of cash flow hedges reported in other comprehensive income	$(53)	$(29)

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows — Cash flows provided by operating activities for the three months ended March 31, 2004 were $421 million compared to $219 million for the three months ended March 31, 2003. The increase in cash flows of $202 million provided by operating activities reflected improved cash earnings (net income adjusted for the significant noncash items identified in the statement of cash flows) of $92 million, favorable working capital (accounts receivable, accounts payable and inventories) changes of $79 million and a $31 million favorable effect due to the timing of payments. The $79 million change in working capital was driven by favorable changes in inventory levels, improved collections of accounts receivable and timing of payments to affiliates.

Cash flows used in financing activities for 2004 were $343 million compared to $644 million for 2003. The activity in 2004 primarily reflected repayments of advances from affiliates of $243 million and the payment of $175 million in cash distributions to US Holdings, partially offset by $75 million in bank borrowings. The activity in 2003 reflected issuance of $1.3 billion of long-term debt to refinance a comparable amount of advances from affiliates, a reduction in bank borrowings and other debt of $378 million and cash distributions to US Holdings of $200 million.

Cash flows used in investing activities were $72 million in 2004 compared to $42 million in 2003. Capital expenditures, including nuclear fuel, increased to $82 million in 2004 from $59 million in 2003, driven by the timing of refueling activities. Proceeds from the sale of certain retail commercial and industrial gas operations provided $13 million in 2003.

Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $18 million. This difference represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice.

Financing Activities

Over the next twelve months, Energy and its subsidiaries will need to fund ongoing working capital requirements and maturities of debt. Energy and its subsidiaries have funded or intend to fund these requirements through cash on hand, cash flows from operations, the sale of assets, short-term credit facilities and the issuance of long-term debt or other securities.

See Note 4 to Financial Statements for further detail of debt issuance and retirements, financing arrangements and capitalization.

Fair Value Hedges — In March 2004, fixed-to-variable interest rate swaps related to $400 million of debt were settled for a gain of $18 million ($12 million in cash received as of March 31, 2004). The gain will be amortized to offset interest expense over the remaining life of the debt.

Transactions in April 2004 included settlement of fixed-to-variable interest rate swaps related to $100 million of debt for a gain of $3.5 million, which will be amortized over the remaining life of the debt, and the effective conversion of $750 million of fixed rate debt to variable rates through swaps expiring through 2013.

Capitalization — The capitalization ratios of Energy at March 31, 2004, consisted of long-term debt (less amounts due currently) of 41%, exchangeable preferred membership interests (net of unamortized discount balance of $249 million) of 7% and common membership interests of 52%.

Short-term Borrowings — At March 31, 2004, Energy had outstanding short-term borrowings consisting of bank borrowings of $75 million at a weighted average interest rate of 2.84%.

Credit Facilities — At March 31, 2004, TXU Corp. and its US subsidiaries had credit facilities totaling $2.8 billion and expiring in 2005 and 2008, of which $2.1 billion was unused. These credit facilities support issuances of letters of credit and are available to Energy and Electric Delivery for borrowings. See Note 4 to Financial Statements in this report and Note 7 to Financial Statements in the 2003 Form 10-K for details of the arrangements.

On April 26, 2004, a new $1.0 billion, 364-day credit facility was established for Energy. Borrowings of $785 million under this new facility were advanced to affiliates. Amounts borrowed and repaid under the facility may not be re-borrowed.

Sale of Receivables — TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions. All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Funding to Energy under the program at March 31, 2004 and December 31, 2003 totaled $452 million and $504 million, respectively. The decrease of $52 million primarily reflects seasonality. See Note 4 to Financial Statements for a more complete description of the program including the financial impact on earnings and cash flows for the periods presented and the contingencies that could result in termination of the program.

Cash and Cash Equivalents — Cash on hand totaled $22 million and $18 million at March 31, 2004 and December 31, 2003, respectively.

Credit Ratings of TXU Corp. and its US Subsidiaries — The current credit ratings for TXU Corp. and certain of its US subsidiaries are presented below:

	TXU Corp.	US Holdings	Electric Delivery	Energy
	(Senior Unsecured)	(Senior Unsecured)	(Secured)	(Senior Unsecured)
S&P	BBB-	BBB-	BBB	BBB
Moody’s	Ba1	Baa3	Baa1	Baa2
Fitch	BBB-	BBB-	BBB+	BBB

Moody’s and Fitch currently maintain a stable outlook for TXU Corp., US Holdings, Energy and Electric Delivery. S&P currently maintains a negative outlook for each such entity.

These ratings are investment grade, except for Moody’s rating of TXU Corp.’s senior unsecured debt, which is one rating level below investment grade.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — The terms of certain financing arrangements of Energy and its subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, membership interests to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. Energy’s exchangeable preferred membership interests also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. See Note 1 to Financial Statements for discussion of subsequent events. As of March 31, 2004, Energy and its subsidiaries were in compliance with all such applicable covenants.

Certain financing and other arrangements of Energy and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material credit rating and cross default provisions are described below.

Other agreements of Energy, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of Energy or its subsidiaries.

Credit Rating Covenants

Energy has provided a guarantee of the obligations under TXU Corp.’s lease (approximately $125 million at March 31, 2004) for its headquarters building. In the event of a downgrade of Energy’s credit rating to below investment grade, a letter of credit would need to be provided within 30 days of any such ratings decline.

Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request Energy to post collateral in the event that its credit rating falls below investment grade.

Based on its current commodity contract positions, if Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request Energy to post additional collateral of approximately $174 million.

In addition, Energy has a number of other contractual arrangements where the counterparties would have the right to request Energy post collateral. The amount Energy would post under these transactions depends in part on the value of the contracts at that time and Energy’s rating by each of the three rating agencies. As of March 31, 2004, based on current contract values, the maximum Energy would post for these transactions is $253 million. Of this amount, $233 million relates to one specific counterparty that requires all three rating agencies to downgrade Energy to below investment grade.

Energy is also the obligor on leases aggregating $160 million. Under the terms of those leases, if Energy’s credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to sell the assets, assign the leases to a new obligor that is investment grade, post a letter of credit or defease the leases.

ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if Energy’s credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to post collateral of approximately $16 million.

Cross Default Provisions

Certain financing arrangements of Energy contain provisions that would result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

A default by US Holdings or any subsidiary thereof on financing arrangements in excess of $50 million would result in a cross default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility and $30 million of TXU Mining senior notes (which have a $1 million cross default threshold).

A default by Energy or Electric Delivery or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million would result in a cross default for such party under the Energy/Electric Delivery $450 million revolving credit facility. Under this credit facility, a default by Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Energy, but not as to Electric Delivery. Also, under this credit facility, a default by Electric Delivery or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Electric Delivery, but not as to Energy.

A default by TXU Corp. on indebtedness in excess of $50 million would result in a cross default under its $500 million five-year revolving credit facility and under its new $700 million credit facility.

A default by Energy or its subsidiaries on indebtedness of $50 million or more would result in a cross default under its new $1 billion 364-day credit facility.

A default or similar event under the terms of the Energy exchangeable preferred membership interests that results in the acceleration (or other mandatory repayment prior to the mandatory redemption date) of such security or the failure to pay such security at the mandatory redemption date would result in a default under Energy’s $1.25 billion senior unsecured notes. See subsequent event discussion in Note 1 to Financial Statements.

Energy has entered into certain mining and equipment leasing arrangements aggregating $113 million that would terminate upon the default of any other obligations of Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease could terminate.

The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services each have a cross default threshold of $50,000. If either an originator, TXU Business Services or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

Energy and its subsidiaries have other arrangements, including leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

Long-term Contractual Obligations and Commitments — There have been no significant changes in contractual cash obligations of Energy, since December 31, 2003 as disclosed in the 2003 Form 8-K.

OFF BALANCE SHEET ARRANGEMENTS

See discussion above under Sale of Receivables and in Note 4 to Financial Statements.

COMMITMENTS AND CONTINGENCIES

Guarantees — See Note 6 to Financial Statements for details of contingencies, including guarantees.

REGULATION AND RATES

Under the 1999 Restructuring Legislation, Energy is required to continue to charge a “price-to-beat” rate established by the Commission to residential customers in the historical service territory. Energy must continue to make price-to-beat rates available to small business customers, however, it may offer rates other than price-to-beat, since it met the requirements of the 40% threshold target calculation in December 2003. The price-to-beat rate can be adjusted upward or downward twice a year, subject to approval by the Commission, for changes in the market price of natural gas. Energy filed a request with the Commission on March 25, 2004 to change the company’s price-to-beat electricity prices for North Texas customers. The filing reflects the significant increase in the market price of natural gas since last summer. Energy expects that the proposed increase will be approved by the Commission and implemented in the second quarter of 2004. This adjustment would raise an average monthly residential electric bill of a customer using 1,000 kilowatt hours by 3.4 percent or $3.39 per month. The Nymex index used to represent the market price of natural gas futures increased 7.9 percent between July 23, 2003 and March 25, 2004.

Summary — Although Energy cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

See Note 1 to Financial Statements for discussion of changes in accounting standards.

RISKS FACTORS THAT MAY AFFECT FUTURE RESULTS

The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

Some important factors, in addition to others specifically addressed in this MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, that could have a material impact on Energy’s operations, financial results and financial condition, and could cause TXU Corp.’s actual results or outcomes to differ materially from any projected outcome contained in any forward-looking statement in this report, include:

The implementation of performance improvement initiatives identified by Mr. Wilder may not produce the desired results and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. The borrowing on short-term credit facilities entered into in April 2004 will need to be refinanced on a long-term basis if various strategic initiatives undertaken by TXU Corp. are not consummated.

ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, Energy is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

Energy’s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. Energy will need to adapt to these changes and may face increasing competitive pressure.

Energy believes that the electricity market in ERCOT is workably competitive. Energy is the largest owner of generation and has the largest retail position in ERCOT, and, along with other market participants, is subject to oversight by the Commission. In that connection, Energy and other market participants may be subject to various competition-related rules and regulations, including but not limited to possible price-mitigation rules, as well as rules related to market behavior.

Existing laws and regulations governing the market structure in Texas could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted.

Energy is not guaranteed any rate of return on its capital investments in unregulated businesses. Energy markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. Energy’s results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for Energy’s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price Energy can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, Energy markets and trades natural gas and other energy related commodities, and volatility in these markets may affect Energy’s costs incurred in meeting its obligations.

Volatility in market prices for fuel and electricity may result from:

•	severe or unexpected weather conditions,

•	seasonality,

•	changes in electricity usage,

•	illiquidity in the wholesale power or other markets,

•	transmission or transportation constraints, inoperability or inefficiencies,

•	availability of competitively priced alternative energy sources,

•	changes in supply and demand for energy commodities,

•	changes in power production capacity,

•	outages at Energy’s power production facilities or those of its competitors,

•	changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

•	federal, state, local and foreign energy, environmental and other regulation and legislation.

All but one of Energy’s facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are correlated to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of Energy’s base load power production is dependent in significant part upon the price of gas. Energy cannot fully hedge the risk associated with dependency on gas because of the expected useful life of Energy’s power production assets and the size of its position relative to market liquidity.

To manage its near-term financial exposure related to commodity price fluctuations, Energy routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, Energy can normally cover only a small portion of the exposure of its assets and positions to market price volatility, and the coverage will vary over time. To the extent Energy has unhedged positions, fluctuating commodity prices can materially impact Energy results of operations and financial position, either favorably or unfavorably.

Although Energy devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always function as planned and cannot eliminate all the risks associated with these activities.

Energy might not be able to satisfy all of its guarantees and indemnification obligations, including those related to hedging and risk management activities, if they were to come due at the same time.

Energy’s hedging and risk management activities are exposed to the risk that counterparties that owe Energy money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by various factors including improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, Energy might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, Energy might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

The current credit ratings for Energy’s long-term debt are investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody’s or Fitch were to downgrade Energy’s ratings, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease. If the downgrade were below investment grade, liquidity demands would be triggered by the terms of a number of commodity contracts, leases and other agreements.

Most of Energy’s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If Energy’s ratings were to decline to below investment grade, costs to operate the power and gas businesses would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with Energy’s subsidiaries.

In addition, as discussed in the 2003 Form 10-K and elsewhere in this report, the terms of certain financing and other arrangements contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of Energy’s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to produce power, including failure caused by breakdown or forced outage, and (c) repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, Energy’s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, Energy could be subject to additional costs and/or the write-off of its investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, Energy’s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

The ownership and operation of nuclear facilities, including Energy’s ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

•	Operational Risk – Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

•	Regulatory Risk – The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk – Although the safety record of Comanche Peak and other nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed Energy’s resources, including insurance coverage.

Energy is subject to extensive environmental regulation by governmental authorities. In operating its facilities, Energy is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. Energy may incur significant additional costs to comply with these requirements. If Energy fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to Energy or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

Energy may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if Energy fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of Energy’s older facilities, including base load lignite and coal plants, it may be uneconomical for Energy to install the necessary equipment, which may cause Energy to shut down those facilities.

In addition, Energy may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, Energy may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to Energy.

Energy is obligated to offer the price-to-beat rate to requesting residential and small business customers in the historical service territory of its incumbent utility through January 1, 2007. Energy is not permitted to offer electricity to the residential customers in the historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by residential customers in that area is committed to be served by REPs other than Energy. Because Energy will not have the same level of residential customer price flexibility as competitors in the historical service territory, Energy could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than Energy’s cost to produce power, Energy would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

The initial price-to-beat rates for the affiliated REPs, including Energy’s, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated REP was 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

Other REPs are allowed to offer electricity to Energy’s residential customers at any price. The margin or “headroom” available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. Headroom may be a positive or a negative number. The higher the amount of positive headroom for competitive REPs in a given market, the more incentive those REPs would have to compete in providing retail electric services in that market, which may result in Energy losing customers to competitive REPs.

The results of Energy’s retail electric operations in the historical service territory is largely dependent upon the amount of headroom available to Energy and the competitive REPs in Energy’s price-to-beat rate. Since headroom is dependent, in part, on power production and purchase costs, Energy does not know nor can it estimate the amount of headroom that it or other REPs will have in Energy’s price-to-beat rate or in the price-to-beat rate for the affiliated REP in each of the other Texas retail electric markets.

There is no assurance that future adjustments to Energy’s price-to-beat rate will be adequate to cover future increases in its costs of electricity to serve its price-to-beat rate customers or that Energy’s price-to-beat rate will not result in negative headroom in the future.

In most retail electric markets outside the historical service territory, Energy’s principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with Energy and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than Energy. If there is inadequate margin in these retail electric markets, it may not be profitable for Energy to enter these markets.

Energy depends on transmission and distribution facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, Energy’s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. Energy expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to Energy’s customers could negatively impact the satisfaction of its customers with its service.

Energy offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. The prices Energy charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, could differ from Energy’s underlying cost to obtain the commodities or services.

The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. Energy is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like Energy’s. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where Energy has facilities will likely increase the competitiveness of the wholesale power market in those regions. In addition, the market value of Energy’s power production and/or energy transportation facilities may be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of Energy’s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

Energy is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of Energy’s consolidated assets are held by these subsidiaries. Accordingly, Energy’s cash flows and ability to meet its obligations and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to Energy in the form of distributions, loans or advances, and repayment of loans or advances from Energy. The subsidiaries are separate and distinct legal entities and have no obligation to provide Energy with funds for its payment obligations, whether by dividends, distributions, loans or otherwise.

The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact Energy’s ability to sustain and grow its businesses, which are capital intensive, and would increase its capital costs. Energy relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. Energy’s access to the financial markets could be adversely impacted by various factors, such as:

•	changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

•	inability to access commercial paper markets;

•	a deterioration of Energy’s credit or a reduction in Energy’s credit ratings or the credit ratings of its subsidiaries;

•	extreme volatility in Energy’s markets that increases margin or credit requirements;

•	a material breakdown in Energy’s risk management procedures;

•	prolonged delays in billing and payment resulting from delays in switching customers from one REP to another; and

•	the occurrence of material adverse changes in Energy’s businesses that restrict Energy’s ability to access its liquidity facilities.

A lack of necessary capital and cash reserves could adversely impact the evaluation of Energy’s credit worthiness by counterparties and rating agencies. Further, concerns on the part of counterparties regarding Energy’s liquidity and credit could limit its portfolio management activities.

As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of “round trip” or “wash” transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and delivery location and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. Energy believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on Energy’s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and Energy cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically.

The issues and associated risks and uncertainties described above are not the only ones Energy may face. Additional issues may arise or become material as the energy industry evolves.

FORWARD-LOOKING STATEMENTS

This report and other presentations made by Energy and its subsidiaries (collectively, Energy) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although Energy believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the risks discussed above under “RISK FACTORS THAT MAY AFFECT FUTURE RESULTS” and factors contained in the Forward-Looking Statements section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Energy’s 2003 Form 8-K, that could cause the actual results of Energy to differ materially from those projected in such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Energy to predict all of them; nor can Energy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.